Hooper Holmes, Incorporated
Second Quarter 2011 Financial Results
August 12, 2011

Operator: Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Hooper Holmes 2011 Second Quarter Financial Results Conference Call. During today's presentation all parties will be in a listen only mode. Following the presentation the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. For participants using speaker equipment it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Friday, August 12, 2011.

I would now like to turn the conference over to Mr. Andrew Berger. Please go ahead, sir.

Andrew Berger: Thanks, Camille. On behalf of the management of Hooper Holmes we are extremely pleased that you've taken the time to participate in our conference call, and thank you for joining us to discuss the company's 2011 second quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management's intentions, hopes, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to remember that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's annual report on form 10K, copies of which may be obtained by contacting either the company or the SEC. By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy please call me, Andrew Berger, at 216-464-6400, and I will send a copy to you.

Participating on the call today are Ransom Parker, Hooper Holmes's President and Chief Executive Officer and Michael Shea, Senior Vice President and Chief Financial Officer. At this time, I will turn the call over to Ransom Parker. Ransom?

Ransom Parker: Thank you, Andy, and thanks to everyone on the call for joining us this morning. On our recent calls we've described our strategic imperatives for 2011. For perspective these are to, number one, improve the company's financial and operating performance by beginning to reverse its historical year-over-year revenue declines primarily due to our Portamedic service line; secondly, to make substantial structural improvements and investments in the company that position us for sustained revenue profitability and earnings growth in 2012 and beyond; and, thirdly, in the process to minimize our pretax losses and protect our cash position while making needed improvements and investments in our business.

We've also discussed on our recent calls the high-level financial targets that go along with these imperatives. For refresh, these are to, number one, reduce our year-over-year revenue decline to low single digits; two, minimize our year-end net losses to a range of $2-$5 million, including investments; and, thirdly, to fund investments out of cash and carefully monitor our cash balance. For clarity, this means no borrowing. Our imperatives and targets are supported by a detailed 2011 operating and financial plan which we developed in the fourth quarter of 2010 and began to implement in January of this year. The plan includes the specific actions, deliverables, timetables, and investments required to achieve our 2011 targets.

The results that we reported this morning show that in the first half of 2011 we continued to make progress toward achieving our targets and toward returning the company to a growth trajectory. On a consolidated basis for the first half of 2011, our revenues of $78.5 million and our net loss of $1.7 million are consistent with our goal in budgeting a year-end net loss in the range of $2 to $5 million. It's important to note that the first half included $1.2 million in new operating investments such as targeted headcount increases, incentive program accruals, higher medical plan costs, and employee merit increases. Additionally, in the second quarter we improved our cash position to $20.9 million versus a cash balance of $19.3 million at the end of the first quarter. I'd also note that our second-quarter cash position was just half a million dollars below our year-end 2010 balance.

For additional historical perspective, in the first half of 2010 our consolidated revenues declined 12% compared to the same period in 2009. In the first half of 2011, this decline was reduced to 5% from the same period in 2010. While we are encouraged by this trend, we must achieve revenue growth by driving results from the operating improvements and capital investments that we are implementing this year. We believe that we're continuing to move in the right direction by improving our internal operations and hitting our planned operating and financial targets. At the same time, we clearly recognize that we still have much work to do.

I want to devote my comments on this morning's call to three things. I want to provide you a progress report on some of the key actions that we're taking to improve our performance. I want to update you on some specific achievements as a result of these actions, and, of course, respond to any comments and questions that you may have.

First, I'd like to ask Mike to review our second-quarter results.

Michael Shea: Thank you, Randy, and good morning everyone. For the second quarter 2011 our consolidated revenues decreased 7% to $37.9 million compared to $40.7 million in the second quarter of 2010. Our net loss for the second quarter was $1.6 million or $0.02 per share compared to net income of $1.2 million or $0.02per share in 2010. It should be noted that net income in the second quarter of 2010 included a $1.6 million reduction in our previously established reserve for interest and penalties pertaining to unclaimed property.

Looking at revenues in the second quarter, our Portamedic revenues decreased approximately 11%, to $26.8 million. This revenue decline is the result of a reduction in Portamedic's exams completed of approximately 7% in comparison to the prior year, along with a 3.5% decline in revenue per exam.

Heritage Labs revenues totaled $3.1 million in the second quarter, an increase of approximately 9% from the prior year primarily attributable to increased demand for our lab kit assembly services.

Revenues for our Health & Wellness business were up in comparison to the prior year increase in approximate 10% to $2.6 million in the second quarter, while our Hooper Holmes Services revenues of $5.5 million were basically flat in comparison to the prior year. That is a result of increased demand for our outsourced underwriting services, offset by reduced revenue in our tele-interviewing business.

Our consolidated gross margin for second quarter 2011 was 23.9% compared to 26.5% in the prior year while SG&A expense totaled $10.6 million in the second quarter, a decrease of approximately $0.4 million, or 4% from the prior year. Our reduction in SG&A is primarily the result of new operating investments made in the first half of the year, offset by a reduction in our baseline expenses.

Regarding the balance sheet, working capital at June 30 was $30.6 million, including $20.9 million of cash and cash equivalents and no debt outstanding. Accounts receivable totaled $17.8 million with day sales outstanding of 42 days. As for cash flows, cash provided by operations approximated $2.6 million in the second quarter primarily attributable to a $4 million reduction in accounts receivable, and, lastly, capital expenditures totaled $1 million for the second quarter.

And with that, I'll turn the call back to Randy.

Ransom Parker: Thanks, Mike. As I mentioned earlier, I'd like to spend a few minutes updating you on some of the key actions we're taking to improve performance. These include both operational improvements and capital investments.

On the operating front, we continue to strengthen our risk assessment sales and account management structure and team. We've added five new field sales managers and grown our field sales rep force by almost 30%. This expansion is strengthening our presence with local agents and brokers, and is significantly improving our coverage and penetration of local geographic markets. We made these changes in a budget neutral fashion by streamlining and restructuring the group, not by just adding incremental headcount.

We introduced a new streamlined field sales and regional operations incentive compensation plans and performance measurement systems. These tools are beginning to drive increased order volume in local markets and real-time sales management and performance.

We initiated a more targeted and continuous sales training program. This program is helping our sales force sell more effectively by differentiating our full portfolio of services, including paramedical exams, instant scheduling, managed scheduling, the iParamed e-exam platform, lab testing, and tele-underwriting.

We are particularly excited about the market reception of our industry-leading iParamed e-exam platform. We have delivered and are rolling out the platform in our initial customer set. Based on the reception to date, in the second half of 2011 we anticipate an increase in the number of carriers adopting our iParamed platform and the number of exams that will be performed on it.

We launched our new corporate website at www.HooperHolmes.com which I encourage you to visit, and I'd appreciate any feedback that you may have. The site more effectively describes the benefits of our synchronized services offer to all of our key constituents, agents and brokers, examiners, carriers, and health and loan sponsors. The improvement in clarification of our positioning will be very apparent to you.

We continued our focus on cost reductions by further defining and implementing discrete cost savings efficiencies in all of our operating groups, Portamedic, Heritage Labs, Hooper Holmes Services, and Health & Wellness.

We continue to focus on maximizing the quality and the timeliness of the services that we provide in all aspects of the business, time service, cycle time, exam quality, and applicant and agent experience. As we mentioned on prior calls, these are ongoing initiatives, not one time episodic events. Our carrier customers, and their related agents and brokers, have enthusiastically recognized the positive results of these initiatives.

As you know, our carrier customers operate in a highly priced competitive market. We're conscious of our need to help them control their operating costs, and, at the same time, to provide them with the highest level of service possible. We continue to demonstrate the value of our services to our customers, and to work with them to favorably impact their operating costs.

We've worked to expand and deepen our relationships with our existing wellness and disease management sponsors. We added more wellness customers during the quarter. We expanded our government and clinical trial marketing. We added new services, such as data reporting and claims processing, and we've begun to build a strategic relationship that will help us make our wellness sponsors more valuable to their customers. We remain focused on supporting, not competing with, our wellness customers. These activities have expanded our Health & Wellness pipeline for the second half of this year, and will lay the foundation for continued double-digit growth in 2012.

We initiated a search for our new Senior Vice President of healthcare and expect to conclude this effort in the third quarter. This new addition to our senior management team will be a key player in helping us build a leading position for our healthcare services.

Now I'd like to address our capital investment program which, as you know, is an integral part of our 2011 operating plan. All the major capital investments that we described on our prior calls have been funded and launched and are on schedule.

We've begun implementing our new CRM system and anticipate complete rollout in the fourth quarter. This system will improve our internal communication among all of our sales and operational groups, will further enhance our responsiveness to customers, and improve our close rate for both current customer renewals and new business opportunities.

We've accelerated the development and activation schedule of our new Portamedic portal, and anticipate launching it in the fourth quarter. This tool will make it easier for our customers and the related agents and brokers to order our services, and to stay abreast of each step in our order fulfillment process.

We've begun implementation of our new warehouse management and inventory control system and anticipate full implementation in the fourth quarter of this year. These are our new automated systems will better equip our examiners, eliminate multiple ship points, and improve inventory management for our Portamedic field offices, and significantly reduce our material and kit handling costs.

We are on schedule to convert to our new Portamedic case management system also in the fourth quarter. This system will include advanced capabilities that will significantly enhance the speed with which we process and complete service orders and will significantly reduce our operating costs.

We will continue to invest in the deployment and enhancement of our e-exam platform, iParamed. We're on schedule to be deployed in all 50 states next month. As I mentioned before, we're very pleased with the platform's market reception and adoption rate. Our customers are clearly seeing the benefits that we predicted. No change to the carrier's IT systems, carrier specific scripts incorporated into the exam interview, fully integrated search tools, medical databases, and electronic signature, and, most importantly, a single touch experience with the applicant.

We believe that we are heading in the right direction with much work left to do. We're aggressively driving the actions that are the foundation of our 2011 plan. The operating initiatives that we are pursuing, and the investments that we are making, are all designed to improve our near-term operating performance and to set the stage for sustainable revenue growth and profitability in 2012 and beyond.

We appreciate your joining us this morning and look forward to any questions and comments that you may have.

Operator: Ladies and gentlemen, will now begin the question and answer session. As a reminder, if you have a question please press the star, followed by the one on your touchtone phone. If you like to withdraw your question, please press the star followed by a two, and if you are using speaker equipment, you'll need to lift the handset before making your selection.

Our first question is from the line of Nick Halen with Sidoti & Co. Please go ahead.

Nick Halen: Hi. Good morning, guys.

Ransom Parker: Good morning.

Michael Shea: Good morning, Nick.

Nick Halen: The first question I had was just on the, about the Heritage Labs. It seems like a pretty good quarter on the inside. I was wondering if you could give us a little more color about what contributed to the growth, and kind of what your expectations going forward are on that?

Michael Shea : Sure, Nick. I'll do that. Nine percent increase for Heritage Labs this quarter year-over-year. Behind that is a lab testing revenue increase of 2%, and as I mentioned in my comments, a 12% increase in the lab kit assembly revenue. So both revenue streams are growing within Heritage Labs. In lab services testing, though, the units are actually down, down about 2%, or 1%, I'm sorry, for the quarter year over year, but pricing is up leading to that increase in lab testing revenues. So, we do expect the growth in Heritage Labs to continue for the balance of the year going forward.

Nick Halen: Okay. And then just on the pricing, I know you mentioned on the Portamedic side there was a, just a revenue per exam was down a little bit, and I was wondering if there's, if there's anything internally that you guys are working on that can possibly change that, or is that more of something just being, you know, product of the environment with decreased demand and things like that?

Michael Shea: Well, certainly I do see it being very competitive for the balance of the year in the current range where we saw another 3% down, but we do see that changing if we continue to roll out the iParamed, and the additional, the incremental revenue that's associated with that offering. That will help our pricing as it, you know, gets to be a bigger part of our total exams.

Ransom Parker: Just one comment on iParamed. There is a revenue opportunity with the specific deployment of the platform, but we've also noticed, as we predicted, a potential uptick in the number of Paramed exams that are supported by this carrier. So it's partly deployment of the platform, but it also has a synergistic impact on the number of Paramed exams that we do.

Nick Halen: Okay. Great. Also, just and the changes that you said that you're making in your sales organization, I apologize if you mentioned this, but did you guys actually add to the sales force at all, and if so, by how many?

Ransom Parker: Yes. We increased the number of field sales managers from what were previously three positions to eight, so more than double the number of field sales managers. We have also increased the field sales rep force by approximately 30%. So we've gone from roughly, in round numbers, from say 65 to probably 82. Something in that range.

Nick Halen: Okay.

Ransom Parker: And we did that, for emphasis, Nick, we did that in as a budget neutral fashion as we could do. We didn't just add additional heads. We reconfigured some functions within the sales organization to do that in very close to a budget neutral fashion.

Nick Halen: Now are there any particular regions that, in particular, where you guys focused on, and the sales force where you guys see better opportunities in order to go?

Ransom Parker: I think the general statement, Nick, is that with the increase in the number of sales managers, and the increase in headcount, our coverage in specific areas is already showing improvement. There were some areas that we were under covered in based on the volume and market available in different geographies. So, we took a very hard look at each individual market, and literally down to the ZIP code level, and we've reconfigured our sales force. I think in a more accurate fashion against where the market is.

Nick Halen: Okay. Then just, I'll just ask you one more question. Just in terms of the margin in the quarter, I guess were there any time -- any one time and expenses in there that held them down a little bit or is that just, you know, the expenses that you're incurring growing out of business basically?

Michael Shea: No, those are fairly good run rates that you're looking at, Nick. There are operating investments in there as Randy, you know, outlined in his remarks, but those will be continuing expenses. So, no, no one time charges or credits in this P&L for this quarter.

Nick Halen: Great. Thanks, guys.

Michael Shea: Thank you, Nick.

Operator: Ladies and gentlemen, if there are any additional questions please press the star, followed by the one at this time, and if you are using speaker equipment you'll need to have the handset before making your selection. One moment please.

Once again, ladies and gentlemen, if you would like to ask a question these press star one. One moment please.

There are no further questions at this time. I would now like to turn the call back over to management for closing remarks.

Ransom Parker: This is Ransom Parker. I very much appreciate your interest and attention by participating on the call, and we look forward to updating you further in November. Thanks for much.

Operator: Ladies and gentlemen, this concludes Hooper Holmes 2011 second quarter financial results conference call. Thank you for your participation. You may now disconnect.